Exhibit 3.1
RESTATED
CERTIFICATE OF INCORPORATION

OF
ALPHA 1 BIOMEDICALS, INC.
     We, J.J. Finkelstein and M. Kathryn Miller, President and Assistant Secretary, respectively, of Alpha 1 Biomedicals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, do hereby certify as follows:
     FIRST: That the name of the corporation is Alpha 1 Biomedicals, Inc.
     SECOND: That the Certificate of Incorporation of the corporation was filed with the Secretary of State, Dover, Delaware, on May 13, 1982, and amended September 29, 1983.
     THIRD: That the text of the Certificate of Incorporation of the corporation, as amended, is hereby further amended and restated by this Certificate to be and read in its entirety as follows:
     1. Name. The name of the corporation is ALPHA 1 BIOMEDICALS, INC. (hereinafter called the “Corporation”)
     2. Registered Agent. The address of the Corporation’s registered office is 229 South State Street, City of Dover, County of Kent, State of Delaware; and its registered agent at such address is United States Corporation Company.

     3. Purposes. The nature of the business and purposes to be conducted or promoted by the Corporation are to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     4. Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is: 10 million (10,000,000), all of which shall be shares of Common Stock with a par value of one mill ($.001) per share.
     5. Adoption, Amendment and Repeal of Bylaws. The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation (except insofar as any Bylaw adopted by the stockholders otherwise provides).
     6. Limitation on Liability of Directors. To the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, no director of the Corporation shall be liable to the Corporation or its stockholders for breach of his fiduciary duty as a director.
     7. Compromises or Arrangements with Creditors or Stockholders. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, as the case may be, and also on this Corporation.
     FOURTH: That the amendments to and restatement of the Certificate of Incorporation have been duly adopted and approved in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware by the written consent of the holders of not less than a majority of the outstanding stock entitled to vote thereon and that written notice of such corporate action has been given to those stockholders who have not consented in writing, all in accordance with the provisions of Section 228 of the General Corporation Law.
     IN WITNESS WHEREOF, we have signed this Certificate this 7 day of November, 1986.

ALPHA 1 BIOMEDICALS, INC.
By:	/s/ J. J. Finkelstein
President

ATTEST:

By:	/s/ M. Kathryn Miller

Assistant Secretary